FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES
2003 EARNINGS

BIRMINGHAM, Alabama (February 11, 2004) Protective Life Corporation (NYSE: PL) today reported results for 2003. Highlights include:

o	For the year, net income increased 21.8% to $3.07 per diluted share, compared to $2.52 per share in 2002. Net income for the fourth quarter was $67.6 million, or $.95 per diluted share, as compared to $30.3 million, or $.43 per diluted share for the same period last year. Included in the current quarter’s net income were net realized investment gains of $.18 per share, compared to losses of $.05 per share one year ago.

o	Operating income increased 12.5% to $2.79 per diluted share compared to $2.48 per share in 2002. Operating income in the fourth quarter was $.77 per diluted share, compared to $.48 per share for the same period last year. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains and losses and related amortization and gains and losses related to certain derivative financial instruments. The tables below reconcile operating income to net income for the Company and its business segments.

o	Life insurance sales were $289.6 million for the full year, an increase of 29.2% over the prior year. Life insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $254.4 million in 2003, an increase of 15.3% compared to 2002.

o	The Stable Value Products division reported sales of $1.6 billion for 2003, an increase of 39.2% and ended the year with account balances of $4.5 billion, an increase of 15.0%. During the fourth quarter, the Division recorded sales of $450.0 million under its recently approved registered funding agreement-backed notes program.

o	The Asset Protection segment reported a pretax loss of $0.7 million for the quarter. Included in the segment’s loss was a charge of $3.0 million attributable to reserve adjustments in the fourth quarter related to the Company’s runoff residual value insurance business. Core continuing operations contributed $4.3 million in pretax earnings for the quarter and $17.0 million for the full year.

o	At December 31, 2003, the Company’s assets were $24.6 billion, compared to $21.9 billion at year-end 2002, an increase of 12.0%.

o	At December 31, 2003, share-owners’ equity per share was $24.20 (excluding $4.82 per share of accumulated other comprehensive income, primarily unrealized gains on investments), an increase of 11.9% over share-owners’ equity excluding accumulated other comprehensive income per share at December 31, 2002.

o	Protective experienced no material credit defaults in its investment portfolio during the year. At December 31, 2003, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We finished a challenging year on a strong note. For the quarter and the year, we are reporting record levels of earnings. Life insurance sales remained strong during the fourth quarter and ended the year up 29% over the prior year. As the result of strong sales and excellent expense management, operating results in our Life Marketing segment were up almost 27% for the year. In our Acquisitions segment, earnings were supported by the successful integration of the Conseco block, good expense management and favorable mortality. In the fourth quarter, we also successfully launched a registered funding agreement-backed note program in the Stable Value segment. This program should contribute to earnings growth in 2004. We also finished the year with slightly improved performance in our Annuities segment in what continues to be a very challenging environment for the sale of fixed annuities. We continue to see positive trends in the core, continuing lines of business in our Asset Protection Division. We believe that we have appropriately addressed the problems in our runoff residual value line, and we expect this line to have an immaterial impact on earnings in 2004 and beyond. As we enter 2004, overall profit margins in the life insurance industry continue to be pressured by historically low interest rates and competitive market conditions. We believe that Protective remains well positioned to deal with these challenges and achieve our growth objectives.”

Information Relating to Non-GAAP and Other Disclosures in This Press Release

All per share results are presented on a diluted basis.

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income excludes net realized investment gains (losses) and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors instead of mortality and morbidity. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains and losses but are considered part of operating income. Management believes that consolidated and segment operating income (loss) enhances an investor’s and the Company’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by generally accepted accounting principles, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates rise or fall. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

FOURTH QUARTER AND FULL-YEAR CONSOLIDATED RESULTS

($ in thousands; net of income tax)
                                                        4Q2003            4Q2002           2003            2002
                                                       --------          --------        --------        --------

Operating income                                       $54,979           $33,913         $197,173       $174,648
Realized investment gains (losses) and
  related amortization, net of certain
  derivative gains (losses)                             12,581            (3,569)          19,877          2,707
                                                       --------          --------        --------        --------
Net Income                                             $67,560           $30,344         $217,050        $177,355
                                                       ========          ========        ========        ========

($ per share; net of income tax)
                                                        4Q2003            4Q2002           2003             2002
                                                       --------          --------         --------        --------

Operating income                                         $.77             $ .48            $2.79           $2.48
Realized investment gains (losses) and
  related amortization, net of certain
  derivative gains (losses)
     Investments                                          .02              (.01)             .36            (.01)
     Derivatives                                          .16              (.04)            (.08)            .05
                                                       --------          --------         --------        --------
Net Income                                               $.95              $.43            $3.07           $2.52
                                                       ========          ========         ========        ========

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX

($ in thousands)
                                                        4Q2003            4Q2002           2003           2002
                                                      --------          --------         --------       --------

LIFE MARKETING                                         $42,905           $36,725         $159,157       $125,550
ACQUISITIONS                                            23,266            26,441           95,150         95,097
ANNUITIES                                                4,034             3,034           13,373         15,694
STABLE VALUE CONTRACTS                                  10,152            11,334           38,911         42,272
ASSET PROTECTION                                          (720)          (31,995)         (12,760)       (23,378)
CORPORATE AND OTHER                                      2,296             3,592            1,001          5,643
                                                      --------          --------         --------       --------
                                                       $81,933           $49,131         $294,832       $260,878
                                                      ========          ========         ========       ========

In the Life Marketing and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Contracts, and Corporate and Other segments, operating income excludes realized investment gains and losses and related amortization as set forth in the table below. Income before income tax for the Annuities segment was $17.2 million for 2003 and $16.0 million for 2002, and $6.3 million for the fourth quarter of 2003 and $1.4 million for the fourth quarter of 2002. Income before income tax for the Stable Value segment was $48.7 million for 2003 and $35.2 million for 2002, and $12.6 million for the fourth quarter of 2003 and $10.4 million for the fourth quarter of 2002. Income before income tax for the Corporate and Other segment was $18.0 million for 2003 and $16.6 million for 2002, and $17.0 million for the fourth quarter of 2003 and $0.7 million for the fourth quarter of 2002. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized investment gains and losses but are considered part of operating income.

($ in thousands)                                        4Q2003            4Q2002           2003           2002
                                                      ---------         ---------        ---------      ---------

Operating income before
  income tax                                          $ 81,933           $49,131         $294,832       $260,878
Realized investment gains (losses)
   investments and derivatives
     Stable Value Contracts                              2,453              (951)           9,756         (7,061)
     Annuities                                           2,918            (1,324)          22,733          2,277
     Corporate and Other                                19,449             3,484           38,125         34,002
Less derivative gains related to
   corporate debt and investments
     Corporate and Other                                (4,782)           (6,403)         (21,087)       (23,072)
Related amortization of deferred policy
   acquisition costs
     Annuities                                            (682)             (297)         (18,947)        (1,981)
                                                      ---------         ---------        ---------      ---------
Income before income tax                              $101,289           $43,640         $325,412       $265,043
                                                      =========         =========        =========      =========

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
                                                        4Q2003           4Q2002              2003           2002
                                                        -------          -------           -------        -------

LIFE INSURANCE                                          $ 78.9           $ 63.7          $  289.6       $  224.1
ANNUITIES                                                 90.1            151.4             514.1          952.9
STABLE VALUE CONTRACTS                                   908.9            390.9           1,607.9        1,154.9
ASSET PROTECTION                                         113.1            113.3             491.8          490.3

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Fourth quarter pretax operating income for the Life Marketing segment increased 16.8% compared to the fourth quarter of 2002. For the full year, pretax operating income for the segment increased 26.8%, from $125.6 million in 2002 to $159.2 million in 2003. These increases are attributable to growth in business-in-force due to strong sales in prior periods and favorable expense variances. The segment had record life insurance sales of $78.9 million in the fourth quarter, compared to sales of $63.7 million during the fourth quarter of 2002, an increase of 23.9%. Sales for 2003 were $289.6 million, an increase of 29.2% over the prior year. During 2003, the independent agent distribution channel grew by 28.1%; brokerage agent channel sales increased by 41.7%; and sales through stockbrokers grew by 37.3%.

For the full year, mortality experience was $0.6 million worse than pricing as compared to $6.1 million better than pricing in the prior year.

ACQUISITIONS: Pretax operating income was $23.3 million for the fourth quarter of 2003, as compared to $26.4 million in the fourth quarter of 2002. Pretax income for the full year was $95.2 million, compared to $95.1 million in 2002. For the full year mortality was $3.9 million better than pricing, $0.7 million better than in 2002.

ANNUITIES: Pretax operating income in the Annuities segment increased to $4.0 million in the fourth quarter of 2003, compared to $3.0 million in the fourth quarter of 2002. For the full year, pretax operating income was $13.4 million, compared to $15.7 million in 2002.

Total annuity sales in the fourth quarter were $90.1 million, compared to $151.4 million in the same period last year. Fixed annuity sales decreased from $73.1 million in the fourth quarter of 2002 to $23.8 million reflecting the Company’s continued focus on earning adequate returns in a challenging interest rate environment and diminished consumer demand for fixed annuity products. The Company’s variable annuity sales decreased 15.4% over the prior year quarter. Year-end account balances were $5.1 billion compared to $4.7 billion at year-end 2002.

STABLE VALUE CONTRACTS: Stable value contract account balances ended the quarter at $4.5 billion. Pretax operating income was $10.2 million in the quarter as compared to $11.3 million in the fourth quarter of 2002. For the full year, operating income was $38.9 million as compared to $42.3 million in the prior year. Spreads narrowed from 112 basis points in the fourth quarter of 2002 to 95 basis points in the fourth quarter of 2003. For the full year, average account balances increased by $200 million, with average spreads decreasing by 11 basis points primarily due to the high level of prepayments in the Company’s mortgage backed securities portfolio.

ASSET PROTECTION: The Asset Protection segment experienced a pretax operating loss for the quarter of $0.7 million compared to a loss of $32.0 million in the fourth quarter of 2002. Included in the loss were pretax charges of $3.0 million related to premium deficiency reserve strengthening in the Company’s runoff residual value line of business. Core continuing operations – vehicle service contracts and credit insurance marketed through vehicle dealers – reported $4.3 million in pretax operating income for the fourth quarter compared to $2.4 million in the prior year’s quarter. For the full year, pretax operating income for core continuing operations was $17.0 million compared to $18.4 million in the prior year. Excluding reserve strengthening charges, the Company’s ancillary runoff lines experienced a loss for the quarter of $2.0 million compared to a loss of $3.6 million in the prior year’s quarter and a loss of $8.2 million in 2003 compared to a loss of $13.5 million in 2002.

CORPORATE AND OTHER: This segment consists primarily of net investment income onunallocated capital, interest expense on all debt, and various other items not associated with the other segments. The segment reported pretax operating income of $2.3 million in the fourth quarter compared to $3.6 million in the fourth quarter of 2002. For the full year, pretax operating income was $1.0 million compared to $5.6 million in 2002. The decrease is attributable to slightly higher interest expense for the year offset somewhat by an increase in participating mortgage income and higher investment income on unallocated capital.

CONFERENCE CALL

There will be a conference call for management to discuss the year’s results with analysts and professional investors on Wednesday, February 11 at 10:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-884-5695 (international callers 1-617-786-2960) shortly before that time. A recording of the call will be available from 12:00 p.m. Eastern February 11 until midnight February 18. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and giving the code number 61218603.

The public may listen to a simultaneous webcast of the call on the Company’s web site at www.protective.com. A recording of the webcast will also be available until midnight February 18, 2004.

Supplemental financial information will be available at release time through our web site at www.protective.com.

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect our operations; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from period to period, and actual results could differ from our expectations; our results could be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in our statements of income; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect our spread income or otherwise impact our business; equity market volatility could negatively impact our business; a deficiency in our systems could result in over- or underpayments of amounts owed to or by us and/or errors in our critical assumptions or reported financial results; insurance companies are highly regulated; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; our ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; our investments are subject to market and credit risks; we may not realize our anticipated financial results from our acquisitions strategy; we are dependent on the performance of others; our reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect us; computer viruses could affect our data processing systems or our business partners. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Sheri Cook
Vice President, Corporate Finance/Investor Relations
(205) 268-3773